Exhibit 10.1
SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made as of the 22nd day of March, 2011 (the “Effective Date”), by and between Ventas, Inc., a Delaware corporation (the “Company”), and Debra A. Cafaro (the “Executive”).
W I T N E S S E T H:
WHEREAS, Executive has, pursuant to the terms of an Employment Agreement dated as of March 5, 1999 as amended and restated as of December 28, 2006 and as further amended as of December 31, 2008 (the “Existing Employment Agreement”), served as Chief Executive Officer of the Company since March 5, 1999, as President of the Company from March 5, 1999 to November 1, 2010, and as Chairman of the Board of Directors of the Company (the “Board”) since January 28, 2003;
WHEREAS, the Company and Executive desire to amend and restate in its entirety the Existing Employment Agreement to. among other changes, delete the tax gross-up in connection with parachute excise taxes and delete the ability for Executive to terminate employment for any reason within a 30-day period after the first anniversary of a change of control and have such termination considered a termination of employment for Good Reason (as hereinafter defined) under this Agreement;
WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Executive will continue to serve as the Company’s Chief Executive Officer and Chairman of the Board; and
NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:
1. EMPLOYMENT. The Company hereby agrees to employ the Executive and Executive hereby agrees to be employed by the Company upon the terms and subject to the conditions herein set forth. The term of employment of Executive by the Company pursuant to this Agreement (the “Employment Term”) shall commence on the date hereof and shall continue until terminated pursuant to Section 6 or amended pursuant to Section 21.
2. DUTIES. The Company hereby employs Executive and Executive hereby accepts employment with the Company as Chief Executive Officer. During the Employment Term, Executive shall have the title, status and duties of Chief Executive Officer, shall report directly to the Board, and shall have duties consistent with and authority comparable to Chief Executive Officers of other publicly-traded REITs, including the designation of senior management. During the Employment Term, the Company shall cause Executive to be nominated for election as a member of the Board.

3. EXTENT OF SERVICES. Executive, subject to the direction and control of the Board, shall have the power and authority commensurate with her status as Chief Executive Officer and necessary to perform her full-time duties hereunder. During the term, Executive shall devote her working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that competes, conflicts or interferes with the performance of her duties hereunder in any material way.
4. COMPENSATION. As compensation for services hereunder rendered, Executive shall receive during the Employment Term:
(a) BASE SALARY. A base salary at a rate of not less than nine hundred fifteen thousand dollars ($915,000) per year subject to increases from time to time as determined by the Executive Compensation Committee acting in its sole discretion. Executive’s base salary shall be payable in equal installments in accordance with the Company’s normal payroll procedures (but no less frequently than semimonthly). Such Base Salary shall be in effect as of January 1, 2011. The term “Base Salary” for purposes of this Agreement shall refer to Executive’s base salary annualized, as most recently increased.
(b) INCENTIVE COMPENSATION. In addition to Base Salary, Executive shall be eligible to receive such other bonuses and incentive compensation as the Board may approve from time to time.
5. BENEFITS.
(a) Executive shall be entitled to participate in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for executives of the Company and its affiliates. Without limitation of the foregoing, the Company shall provide Executive, without any cost to Executive, with two million dollars of life insurance coverage and executive disability coverage with an “own occupation” definition of disability providing annual benefits of at least 100% of Executive’s Base Salary. To the extent any of the benefits or payments within this Section 5(a) are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount or benefit retained by Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts or benefits under this Section 5(a) shall be equal to the full amount of the payments or benefits required by this Section 5(a).
(b) Executive shall be granted on the Effective Date one hundred fifty-two thousand nine hundred thirty-four (152,934) shares of restricted common stock of the Company under the Ventas, Inc. 2006 Incentive Plan, as amended. The agreement evidencing such award shall be substantially in the form attached to this Agreement as Exhibit A.
(c) Executive shall be entitled to participate in such bonus, stock option and other incentive compensation plans of the Company and its affiliates in effect from time to time for executives of the Company.

(d) Executive shall be entitled to four weeks of paid vacation each year earned on the first day of each calendar year. The Executive shall schedule the timing of such vacations in a reasonable manner. The Executive may also be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Executive.
(e) Executive may incur reasonable business related expenses including for promoting the business and expenses for entertainment, travel, cellular telephone and similar items related thereto. The Company shall reimburse Executive for all such reasonable expenses subject to the Company’s reimbursement procedures regarding the reporting and documentation of such expenses.
(f) The Company intends that all provisions of this Agreement will be fully operative, effective, binding and enforceable as of the Effective Date and agrees to adopt such employee benefit plans, amendments to employee benefit plans or other arrangements, as applicable, take such other acts and pay such other amounts as are necessary to effectuate the provisions of this Agreement effective on the Effective Date. Without limitation of the foregoing, to the extent Executive experiences any economic or tax or other detriment or diminution in benefit on account of or related to any of such provisions not being fully operative, effective, binding and enforceable on the Effective Date fully in accordance with the terms and provisions of such provisions, or any delay or failure to comply with such provisions, the Company shall immediately take such actions, and pay such amounts, as Executive and the Executive Compensation Committee reasonably determine are appropriate so that the Executive achieves at least the same economic, tax and other benefits the Executive would have had if such provisions were fully operative, effective, binding and enforceable in accordance with their terms as of the Effective Date.
6. TERMINATION OF EMPLOYMENT.
(a) DEATH OR DISABILITY. Executive’s employment shall terminate automatically upon Executive’s death during the Employment Term. If the Company determines in good faith that the Disability of Executive has occurred during the Employment Term (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the total disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s long-term disability plan, or, if none, a physical or mental infirmity which impairs the Executive’s ability to perform substantially her duties for a period of 180 consecutive days.
(b) CAUSE. The Company may terminate Executive’s employment during the Employment Term for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the Executive’s (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Executive of her duties and responsibilities which is directly and materially harmful to the business and reputation of the Company and which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving the Executive and her attorney an opportunity to be heard by the Board. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

(c) GOOD REASON. Executive’s employment may be terminated by Executive for Good Reason or otherwise. “Good Reason” shall exist upon the occurrence, without Executive’s express written consent, of any of the following events:
(i) a diminution in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities (including the assignment to Executive of any duties inconsistent with Executive’s position, authority, duties or responsibilities), in each case, as Chief Executive Officer, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, it being understood that it shall constitute a diminution in Executive’s position within the meaning of this provision if Executive is, following a transaction in which the Company is a participant, no longer the chief executive officer of a publicly traded company;
(ii) the Company shall (A) reduce the Base Salary or annual maximum bonus opportunity of Executive or (B) reduce (other than pursuant to a uniform reduction applicable to all similarly situated executives of the Company) Executive’s benefits and perquisites;
(iii) the Company shall require Executive to relocate Executive’s principal business office to any location more than 30 miles from its location on the Effective Date;
(iv) the Company’s failure or refusal to comply with any provision of this Agreement;
(v) the Company (1) is a debtor in any bankruptcy case in which an order for relief is entered under any chapter of the federal Bankruptcy Code; (2) is adjudicated a bankrupt under any bankruptcy, insolvency, or reorganization law; (3) has a receiver of all or a substantial portion of its assets or property appointed; or (4) makes an assignment for the benefit of creditors; or
(vi) the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 12(c).

(d) For purposes of cross-references to this Agreement, “Change of Control” shall mean the occurrence of any one of the following events:
(i) An acquisition of any voting or other securities by any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (“1934 Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d)), such that immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the 1934 Act) of 20% or more of either (i) any class of then-outstanding equity securities of the Company (“Outstanding Shares”) or (ii) the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that in determining whether a Change of Control has occurred, Outstanding Shares or Voting Securities which are acquired in an acquisition by (i) the Company or any of its subsidiaries or, (ii) an employee benefit plan (or a trust forming a part thereof) maintained by the Company or any of its subsidiaries shall not constitute an acquisition which would cause a Change of Control;
(ii) The individuals who, as of the Effective Date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute over 50% of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of over 50% of the Incumbent Board, such new director shall, for purposes of this Section 6(d), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened “Election Contest” (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest;
(iii) Consummation of a merger, consolidation or reorganization involving the Company, unless each of the following events occurs in connection with such merger, consolidation or reorganization:
(1) the stockholders of the Company, immediately before such merger, consolidation or reorganization, have Beneficial Ownership, directly or indirectly immediately following such merger, consolidation or reorganization, of over 50% of the then outstanding shares of common stock and the combined voting power of all voting securities of the corporation resulting from such merger or consolidation or reorganization (the “Surviving Company”) in substantially the same proportion as their Beneficial Ownership of the Outstanding Shares and Voting Securities immediately before such merger, consolidation or reorganization;
(2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute over 50% of the members of the board of directors of the Surviving Company; and
(3) no Person (other than the Company, any of its subsidiaries, any employee benefit plan (or any trust forming a part thereof) maintained by the Company, the Surviving Company or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of 20% or more of the then Outstanding Shares or Voting Securities) has Beneficial Ownership of 20% or more of the then Outstand Shares of the Surviving Company or combined voting power of the Surviving Company’s then outstanding voting securities;

(iv) Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company, or the occurrence of the same.
(v) Approval by the Company’s stockholder of an agreement for the assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a subsidiary of the Company), or the occurrence of the same.
(vi) The occurrence of any transaction which is reasonably likely to result in the Company not continuing to be a real estate investment trust as defined under section 856 of the Code (for example, such as because the Company will not have sufficient qualifying income or assets).
(vii) Any other event that the Board shall determine constitutes an effective Change of Control or Company.
(viii) Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the Outstanding Shares or Voting Securities as a result of the acquisition of Outstanding Shares or Voting Securities by the Company which, by reducing the number of Outstanding Shares or Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, the Subject Person becomes the Beneficial Owner of any additional Outstanding Shares or Voting Securities which increases the percentage of the then Outstanding Shares or Voting Securities Owned by the Subject Person, then a Change of Control shall occur.
(e) NOTICE OF TERMINATION. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by a Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(f) DATE OF TERMINATION. “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Executive’s employment is terminated by the Company other than for Cause or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination and (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be. To the extent necessary to have payments and benefits under this Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”) or comply with the requirements of Code Section 409A, the Company and Executive agree to cooperate in a reasonable manner (including with regard to any post-termination services by the Executive) such that the Date of Termination as defined in this Agreement shall constitute a “separation from service” pursuant to Code Section 409A (“Separation from Service”). Notwithstanding anything contained in this Agreement to the contrary, the date on which a Separation from Service occurs shall be the “Date of Termination” or termination of employment for purposes of determining the timing of payments under this Agreement to the extent necessary to have such payments and benefits under this Agreement be exempt from the requirements of Code Section 409A or comply with the requirements of Code Section 409A.
7. OBLIGATIONS OF THE COMPANY UPON TERMINATION. Following any termination of Executive’s employment hereunder for any reason whatsoever, the Company shall pay Executive her Base Salary through the Date of Termination, all amounts earned by Executive through the Date of Termination (including accrued vacation and bonus and expenses incurred but not yet reimbursed), and all amounts owed to Executive pursuant to the terms and conditions of the benefit plans, programs and arrangements of the Company at the time such payments are due. In addition, Executive shall be entitled to the following additional payments and benefits.
(a) DEATH OR DISABILITY. If, during the Employment Term, Executive’s employment shall terminate by reason of Executive’s death or Disability, the Company shall pay to Executive (or her designated beneficiary or estate, as the case may be) the prorated portion of any Target Bonus (as defined in Section 7(d)) Executive would have received for the year of termination of employment. Such amount shall be paid within 30 days of the date when such amounts would otherwise have been payable to the Executive if Executive’s employment had not terminated but in no event later than the March 15th of the calendar year following the calendar year in which the Executive’s employment terminated. In addition, if during the Employment Term, Executive’s employment shall terminate by reason of Executive’s Disability, the Company shall provide the benefits set forth in Section 7(b)(2).

(b) GOOD REASON; OTHER THAN FOR CAUSE. Subject to Executive’s execution and delivery of the Release, if the Company shall terminate Executive’s employment other than for Cause (but not for Disability) or the Executive shall terminate her employment for Good Reason:
(1) The Company shall pay Executive on the Executive’s Date of Termination an amount equal to the sum of (i) the prorated portion of the Target Bonus for Executive for the year in which the Date of Termination occurs, plus (ii) an amount equal to three (3) times the sum of the Executive’s Base Salary and Target Bonus as of the Date of Termination.
(2) For a period of two (2) years following the Date of Termination, the Executive shall be treated as if she had continued to be an Executive for all purposes under the Company’s Health Insurance Plan and Dental Insurance Plan; or if the Company has not yet established its own Health Insurance Plan and/or Dental Insurance Plan or the Executive is prohibited from participating in such plan, the Company shall, at its sole cost and expense, provide health and dental insurance coverage for Executive which is equivalent to the coverage provided to Executive as of the Date of Termination. Such benefits shall not have any waiting period for coverage and shall provide coverage for any pre-existing condition. Following this continuation period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I of ERISA treating the end of this period as a termination of the Executive’s employment if allowed by law.
(3) For a period of two (2) years following the Date of Termination, Company shall maintain in force, at its expense, all life insurance being provided or required to be provided to the Executive by the Company as of the Date of Termination and shall thereafter enable Executive to assume such life insurance at the Executive’s expense.
(4) For a period of two (2) years following the Executive’s Date of Termination, the Company shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had she remained employed under the disability insurance plans applicable to Executive on the Date of Termination. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.
(5) To the extent not already vested pursuant to the terms of such plan, the Executive’s interests under any retirement, savings, deferred compensation, profit sharing or similar arrangement of the Company shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer contributions based upon the Executive’s years of service with the Company.
(6) The Company shall adopt such employee benefit plans or amendments to its employee benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

(7) Executive shall become vested in all restricted stock awards, stock options and other performance related compensation, including any performance cash plan awards or awards under a successor or replacement plan, on the basis of the maximum payout for any open performance cycles.
(8) The Company shall provide Executive with outplacement including executive office space and an executive secretary (both the office space and secretary shall be of a quality comparable to that the Executive had during the Employment Term) in a city or other locale chosen by Executive for a period of one year after the termination of Executive’s employment with an aggregate cost not to exceed $50,000.
(c) DEATH AFTER TERMINATION. In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive’s designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Executive’s estate.
(d) TARGET BONUS. For the purposes of all provisions of this Agreement, the term “Target Bonus” shall mean the greater of (x) the highest actual bonus paid to Executive pursuant to the Company’s annual incentive plan with respect to any of the three preceding calendar years and (y) the full amount of the annual bonus that would be payable to the Executive, assuming all performance criteria (at the maximum level) on which such bonus is based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.
8. CODE SECTION 4999 EXCISE TAX. Notwithstanding any provision of this Agreement to the contrary, if any payments or benefits to which Executive becomes entitled, whether pursuant to the terms of or by reason of this Agreement or any other plan, arrangement, agreement, policy or program (including without limitation any restricted stock, stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on the vesting or exercisability of any of the foregoing) with the Company, any successor to the Company or to all or a part of the business or assets of the Company (whether direct or indirect, by purchase, merger, consolidation, spin off, or otherwise and regardless of whether such payment is made by or on behalf of the Company or such successor) or any person whose actions result in a change of control or any person affiliated with the Company or such persons (in the aggregate, “Total Payments”), constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (“Code”), and but for this Section 8, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive will be entitled to receive either (a) the full amount of the Total Payments or (b) a portion of the Total Payments having a value equal to $1 less than three (3) times such individual’s “base amount” (as such term is defined in Section 280G(b)(3)(A) of the Code, the “Safe Harbor Cap”), whichever of (a) and (b), after taking into account applicable federal, state, and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) or any successor provision of the Code or any similar state or local tax, results in the receipt by the Executive on an after-tax basis, of the greatest portion of the Total Payments.

All determinations required to be made under this Section 8 shall be made by the accountant or tax counsel or other similar expert advisor selected by the Executive (such advisor, the “Tax Advisor”), which shall, if requested, provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that there has been Total Payments, or such earlier time as is requested by the Company or the Executive, and if requested, a written opinion. All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Tax Advisor shall be borne by the Company. The determination by the Tax Advisor shall be binding upon the Company and the Executive (except as provided below).
If there is a reduction pursuant to this Section 8 of the Total Payments to be delivered to the Executive and to the extent that an ordering of the reduction other than by the Executive is required by Code Section 409A or Section 280G of the Code or other tax requirements, the payment reduction contemplated shall be made to the extent necessary in the following order: (i) the acceleration of vesting of stock options and stock appreciation rights with an exercise price that exceeds the then fair market value of the stock subject to the award, provided that such stock options and stock appreciation rights are not permitted to be valued under Treasury Regulations § 1.280G-1 Q/A — 24(c); (ii) the payments and benefits under Sections 7(b)(1) and (8) (regarding sums relating to Base Salary and Target Bonus and outplacement benefits); (iii) the payments and benefits under Section 7(b)(5) (regarding amounts relating to certain retirement, savings, deferred compensation and other arrangements); (iv) the payments and benefits under Sections 7(b)(2), (3) and (4) (regarding health and dental insurance benefits, life insurance and short and long-term disability insurance coverage); (v) any equity awards accelerated pursuant to Section 7(b)(7) or otherwise valued at full value, provided that such equity awards are not permitted to be valued under Treasury Regulations § 1.280G-1 Q/A — 24(c); (vi) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award and other equity awards, provided that such stock options and other equity awards are permitted to be valued under Treasury Regulations § 1.280G-1 Q/A — 24(c); and (vii) the acceleration of vesting of all other stock options and equity awards on a basis resulting in the highest amount retained by the Executive. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.
If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Total Payments have been made to, or provided for the benefit of, the Executive by the Company which are in excess of the limitations provided in this Section 8 (referred to hereinafter as an “Excess Payment”), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment.

The Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced in accordance with the provisions of this Section 8 and the present value of any Payment is subsequently re-determined by the Tax Advisor within the context of Treasury Regulation Section 1 280G-1 Q/A 33 that reduces the value of the Payment, the Company shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of this Section 8, subject to the Safe Harbor Cap.
A payment or reimbursement of expenses described in this Section 8 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, any reimbursement of expenses incurred due to a tax audit or litigation shall be made no later than the end of the calendar year immediately following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or, if no taxes are to be remitted, the end of the calendar year following the calendar year in which the audit or litigation is completed, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit.
9. TAX PAYMENT. For purposes of determining the amount of payments pursuant to Sections 5(a), 5(f), 10 and 16 and elsewhere in this Agreement, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of the Executive’s residence or the Executive’s place of business, whichever is higher, on the date the payment is to be made. Without limitation on any other provision of this Agreement, all such payments involving the calculation of taxes shall be made no later than two (2) days after the receipt by the Company of written advice from a professional tax advisor selected by the Executive that taxes are payable. The expense incurred in obtaining such advice shall be paid by the Company. Without limitation on any other provisions of this Agreement, the Company shall indemnify Executive for all taxes with respect to the amounts for which payments described in the first sentence of this Section are required to be made pursuant to this Agreement and all other costs including interest and penalties with respect to the payment of such taxes. To the extent any of the payments pursuant to this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by the Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts pursuant to this Section shall be equal to the full amount of the payments required by this Section.
10. DISPUTES. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Chicago, Illinois, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys’ and accountants’ fees of the Executive in connection therewith, including any litigation to enforce any arbitration award. To the extent any of the payments within this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts under this Section shall be equal to the full amount of the payments required by this Section.

11. RESTRICTIVE COVENANTS.
(a) CONFIDENTIALITY.
(i) The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive has and will become familiar with trade secrets and other confidential information concerning the Company and its subsidiaries and that the Executive’s services will be of special, unique and extraordinary value to the Company and its subsidiaries.
(ii) Executive acknowledges that it is the policy of the Company and its subsidiaries to maintain as secret and confidential all valuable and unique information and techniques acquired, developed or used by the Company and its subsidiaries relating to their business, operations, actual or potential products, strategies, potential liabilities, employees, tenants, proposed or perspective tenants and customers, business partners and customers, (including without limitation information protected by the Company’s attorney/client, work product, or tax advisor/audit privileges; tax matters and information; financial analysis models; the Company’s strategic plans; negotiations with third parties; methods, policies, processes, formulas, techniques, know-how and other knowledge; trade practices, trade secrets, or financial matters; lists of customers or customers’ purchases; lists of suppliers, manufacturers, representatives, or other distributors; lists of and information about tenants; requirements for systems, programs, machines, or their equipment; information regarding the Company’s bank accounts, credit agreement or financial projections information; information regarding the Company’s directors or officers or their personal affairs) which gives the Company and its subsidiaries a competitive advantage in the businesses in which the Company and its subsidiaries are engaged (“Confidential Information”). “Confidential Information” shall not include information that (A) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, (B) was available to Executive on a non-confidential basis prior to the date hereof, or (C) is compelled to be disclosed by a court or governmental agency, provided that prior written notice is given to the Company and Executive cooperates with the Company in any efforts by the Company to limit the scope of such obligation and/or to obtain confidential treatment of any material disclosed pursuant to such obligation. Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its subsidiaries, and that disclosure of Confidential Information would cause damage to the Company and its subsidiaries. Executive shall not disclose, directly or indirectly, any Confidential Information obtained during her employment with the Company, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company, and will not use the Confidential Information or permit its use for the benefit of Executive or other third party other than the Company. These obligations shall continue for so long as the Confidential Information remains Confidential Information.

(b) NONCOMPETITION, NONSOLICITATION, NONINTERFERENCE. Executive shall not during the Employment Term, and during the one-year period after the termination of Executive’s employment with the Company for any reason (the “Restricted Period”), either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States:
(i) soliciting to hire, recruit or employ any person who is, or during the six-month period preceding such activity was, employed by the Company or any subsidiary, or causing or attempting to cause any third party to do any of the foregoing;
(ii) performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to any Prohibited Entity or performing services as an employee, director, officer, consultant, independent contractor or advisor to any other company, entity or person if those services relate directly to a business or businesses that directly and materially compete with the Company anywhere in the United States. Nothing in this Section (ii) shall, however, restrict Executive from (A) making an investment in and owning up to one-percent (1%) of the common stock of any company whose stock is listed on a national exchange, provided that such investment does not give Executive the right or ability to control or influence the policy decisions of any direct competitor, or (B) except as provided in Section 11(c) below, performing services as an employee, director, officer, consultant, independent contractor or advisor in an operating company which provides healthcare services or goods other than leasing or financing of real property (for example, a hospital or a nursing facility). For purposes of this Agreement, a Prohibited Entity is any company, entity or person that derives more than 20% of its consolidated gross revenues from a business or businesses that directly and materially compete with the Company.
(c) OTHER PROHIBITED ACTIVITIES. Executive acknowledges that her position at the Company provides her with access to highly sensitive information concerning the Company’s principal lessee and its affiliates and leases to such lessee and its affiliates which are critical to the Company’s ability to effectively function and to the properties to be purchased by the Company, and that if Executive were to provide services for such principal lessee and/or its affiliates such services would cause irreparable damages to the Company. Executive shall not during the Employment Term and the Restricted Period, either directly or indirectly (through another business or person) engage in or facilitate any of the following activities anywhere in the United States or in any location outside the United States where the Company conducts or plans to conduct business: performing services as an employee, director, officer, consultant, independent contractor or advisor; or investing in, whether in the form of equity or debt, owning any interest or otherwise having an ownership or other interest or a connection to Kindred Healthcare, Inc. or any of its parent, sister, subsidiary or affiliated entities in any manner, including without limitation as an owner, principal, partner, officer, director, stockholder, employee, consultant, contractor, agent, broker, representative or otherwise (unless Executive becomes a stockholder in Kindred Healthcare as part of a restructuring of Kindred Healthcare where the Company’s stockholders receive Kindred Healthcare stock), provided, however that subsection (c) shall not preclude Executive from owning any equity or debt interest in Kindred Healthcare to which she became entitled by reason of her previous employment by Kindred Healthcare.

(d) NON-DISPARAGEMENT.
(i) Executive agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to Executive’s employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, good will, products, business opportunities, competency, character, behavior or reputation of the Company and/or any of its affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns.
(ii) The Company agrees not to make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written, directly or indirectly) that (A) accuses or implies that Executive engaged in any wrongful, unlawful, unethical or improper conduct, whether relating to Executive’s employment (or termination thereof), the business or operations of the Company, or otherwise; or (B) disparages, impugns or in any way reflects adversely upon the business, business opportunities, competency, character, behavior or reputation of Executive.
(iii) Nothing herein shall be deemed to preclude Executive or the Company from providing truthful testimony or information pursuant to subpoena, court or other similar legal process.
(e) NEW EMPLOYER. Executive shall provide the terms and conditions of this Section 11 to any prospective new employer or new employer and shall permit the Company to contact any such company, entity or individual to confirm Executive’s compliance with this Section 11 and shall provide the Company with such information as it requests to allow such inquiry.
(f) REASONABLENESS OF RESTRICTIVE COVENANTS.
(i) Executive acknowledges that the covenants contained in this Section 11 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information, its reputation, and in its relationships with its employees, customers, and suppliers.
(ii) The Company has, and the Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that her observance of the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support her dependents.

(g) RIGHT TO INJUNCTION. In recognition of the confidential nature of the Confidential Information, and in recognition of the necessity of the limited restrictions imposed by Section 11, Executive and the Company agree that it would be impossible to measure solely in money the damages which the Company would suffer if Executive were to breach any of her obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure the Company. Accordingly, Executive agrees that if she breaches any of the provisions of Section 11, the Company shall be entitled, in addition to any other remedies to which the Company may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of Section 11, and Executive hereby waives any right to assert any claim or defense that the Company has an adequate remedy at law for any such breach.
(h) ASSISTANCE. During the one-year period following a termination of Executive’s employment with the Company, Executive shall from time to time provide the Company with such reasonable assistance and cooperation as the Company may reasonably from time to time request in connection with any financial and business issues, investigation, claim, dispute, judicial, legislative, administrative or arbitral proceeding, or litigation arising out of matters within the knowledge of Executive and related to her position as an employee of the Company at the times and on the terms agreed to in good faith by Executive and the Company.
12. SUCCESSORS.
(a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.
(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. This Agreement shall not be terminated by the voluntary or involuntary dissolution of the Company or by any merger or consolidation where the Company is not the surviving corporation, or upon any transfer of all or substantially all of the Company’s stock or assets. In the event of such merger, consolidation or transfer, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the surviving corporation or corporation to which such stock or assets of the Company shall be transferred.
(c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive’s services are principally performed, to assume expressly, absolutely and unconditionally and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

13. OTHER SEVERANCE BENEFITS. Executive hereby agrees that in consideration for and subject to the receipt of the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any other plans, programs, contracts or arrangements of the Company or their respective affiliates that provide for severance payments or benefits upon a termination of employment, except as provided in this Agreement.
14. PRESS RELEASE. The Company shall not issue or permit to be issued any press release or other public announcement regarding the Executive or the terms of Executive’s employment (including related to any termination of Executive’s employment for any reason) without Executive’s prior approval, which shall not be unreasonably withheld.
15. INDEMNIFICATION AND INSURANCE. Beginning on the Effective Date and continuing thereafter, including after the termination of Executive’s employment hereunder, the Company shall indemnify, defend and hold the Executive harmless from and against any and all Expenses, liabilities, damages, costs, judgments, penalties, fines and amounts paid in settlement, incurred by Executive in connection with any Proceeding involving her by reason of her being or having been an officer, director, employee or agent of the Company (or any affiliate of the Company) to the fullest extent permitted by law, whether or not Executive is, or is threatened to be made, a party to any threatened, pending, or completed Proceeding, and whether or not Executive is successful in such Proceeding. In addition, upon receipt from Executive of (i) a written request for an advancement of Expenses which Executive reasonably believes will be subject to indemnification hereunder and (ii) a written undertaking by Executive to repay any such amounts if it shall ultimately be determined that she is not entitled to indemnification under this Agreement or otherwise, the Company shall advance such Expenses to Executive or pay such Expenses for Executive, all in advance of the final disposition of any such matter. The provisions of the preceding two sentences shall survive the termination of Executive’s employment hereunder for any reason whatsoever and the termination of this Agreement. The rights of indemnification and to receive advancement of Expenses as provided by this Agreement shall not be deemed exclusive of any other rights to which Executive may at any time be entitled under applicable law, the Certificate of Incorporation, the By-Laws of the Company, any other agreement, a vote of stockholders or a resolution of the Board, or otherwise. For purposes hereof, “Expenses” shall include all reasonable fees and expenses including, without limitation, reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and disbursements and expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding; and “Proceeding” shall include (without limitation) any and all proceedings, including, without limitation, actions, suits, arbitrations, alternative dispute resolution mechanisms, investigations, administrative hearings and other proceedings, whether civil, criminal, administrative or investigative, and whether or not by or in the right of the Company. Beginning on the Effective Date and continuing thereafter, including after the termination of Executive’s employment hereunder, Executive shall have coverage under a director’s and officer’s liability insurance policy in amounts no less than, and on terms no less favorable than those, as provided to officers of the Company as of the Effective Date and in amounts no less than, and on terms no less favorable than those, as provided to the other members of the Board and senior executive officers of the Company from time to time.

16. ATTORNEY FEES. The Company will pay, or reimburse Executive for, at Executive’s discretion, all attorneys fees, costs and expenses incurred by Executive in connection with the negotiation, execution and delivery of this Agreement. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to interpret this Agreement or enforce rights pursuant to this Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company, whether or not Executive is successful in asserting such rights; provided, however, that no reimbursement shall be made of such expenses relating to any unsuccessful assertion of rights if and to the extent that Executive’s assertion of such rights was in bad faith. To the extent any of the payments within this Section are treated as taxable to the Executive, the Company shall pay Executive an additional amount such that the net amount retained by Executive after deduction or payment of all federal, state, local and other taxes with respect to amounts under this subsection shall be equal to the full amount of the payments required by this Section.
17. WITHHOLDING. All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.
18. NO MITIGATION. Executive shall have no duty to mitigate her damages by seeking other employment or taking other action by way of mitigation of the amounts payable to the Executive under this Agreement and the payments required hereunder shall not be reduced or offset by any amounts, including compensation from other employment. Further, the Company’s obligations to make any payments hereunder shall not be subject to or affected by any set off, counterclaims or defenses which the Company may have against Executive or others.
19. NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given and effective when delivered by personal or overnight couriers, or registered mail, in each case with confirmation of receipt, prepaid and addressed as follows:
If to Executive:
Debra A. Cafaro
166 Sheridan Road
Winnetka, Illinois 60093
With a courtesy copy to:
Michael Sirkin
Proskauer
Eleven Times Square
New York, NY 10036-8299

If to Company:
Ventas, Inc.
10350 Ormsby Park Place
Suite 300
Louisville, Kentucky 40223
Attn: General Counsel
Either party may change its specified address by giving notice in writing to the other in accordance with the foregoing method.
20. WAIVER OF BREACH AND SEVERABILITY. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision, which other provision shall remain in full force and effect. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement, including all make- whole provisions of this Agreement, shall continue to be binding and effective.
21. ENTIRE AGREEMENT; AMENDMENT. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements (including the Existing Employment Agreement), promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Board.
22. COMPLIANCE WITH SECTION 409A OF THE INTERNAL REVENUE CODE. All payments pursuant to this Agreement shall be subject to the provisions of this Section 22. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and operated to the fullest extent possible so that the payments and benefits under this Agreement either shall be exempt from the requirements of Code Section 409A or shall comply with the requirements of such provision; provided, however, that notwithstanding anything to the contrary in this Agreement in no event shall the Company be liable to the Executive for or with respect to any taxes, penalties or interest which may be imposed upon the Executive pursuant to Code Section 409A. This Section 22 shall not limit any tax payments (other than Code Section 409A tax payments) provided in this Agreement.

(a) PAYMENTS TO SPECIFIED EMPLOYEES. To the extent that any payment or benefit pursuant to this Agreement constitutes a “deferral of compensation” subject to Code Section 409A (after taking into account to the maximum extent possible any applicable exemptions) (a “409A Payment”) treated as payable upon Separation from Service, then, if on the date of the Executive’s Separation from Service, the Executive is a Specified Employee, then to the extent required for Executive not to incur additional taxes pursuant to Code Section 409A, no such 409A Payment shall be made to the Executive earlier than the earlier of (i) six (6) months after the Executive’s Separation from Service; or (ii) the date of her death. Should this Section 22 otherwise result in the delay of in-kind benefits (for example, health benefits), any such benefit shall be made available to the Executive by the Company during such delay period at Executive’s expense. Should this Section 22 result in payments or benefits to Executive at a later time than otherwise would have been made under this Agreement, on the first day any such payments or benefits may be made without incurring additional tax pursuant to Code Section 409A (the “409A Payment Date”), the Company shall make such payments and provide such benefits as provided for in this Agreement, provided that any amounts that would have been payable earlier but for the application of this Section 22, as well as reimbursement of the amount Executive paid for benefits pursuant to the preceding sentence, shall be paid in lump-sum on the 409A Payment Date along with accrued interest at the rate of interest published in the Wall Street Journal as the “prime rate” (or equivalent) on the date that payments or benefits, as applicable, to Executive should have been made under this Agreement. For purposes of this Section 22, the term “Specified Employee” shall have the meaning set forth in Code Section 409A, as determined in accordance with the methodology established by the Company. For purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, to the extent permissible under Code Section 409A, subsidiaries and affiliates of the Company are those included by using a twenty percent (20%) standard to define the controlled group under Code Section 1563(a) in lieu of the fifty percent (50%) default rule. In addition, for purposes of determining whether a Separation from Service has occurred for purposes of Code Section 409A, a Separation from Service is deemed to include a reasonably anticipated permanent reduction in the level of services performed by the Executive to less than fifty (50%) of the average level of services performed by the Executive during the immediately preceding 12-month period.
(b) REIMBURSEMENTS. For purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, taxable reimbursements under this Agreement, subject to the following sentence and to the extent required to comply with Code Section 409A, will be made no later than the end of the calendar year following the calendar year in which the expense was incurred. However, for purposes of complying with Code Section 409A and without extending the payment timing otherwise provided in this Agreement, any tax gross-up may be payable through the calendar year after the calendar year in which the Executive remits the taxes rather than be limited to the end of the calendar year following the calendar year in which the expense was incurred and reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability may be payable through the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority or, where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation. To the extent required to comply with Code Section 409A, any taxable reimbursements and any in-kind benefits under this Agreement will be subject to the following: (a) payment of such reimbursements or in-kind benefits during one calendar year will not affect the amount of such reimbursement or in-kind benefits provided during any other calendar year (other than for medical reimbursement arrangements as excepted under Treasury Regulations §1.409A-3(i)(1)(iv)(B) solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period the arrangement remains in effect); (b) such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another form of compensation to the Executive; and (c) the right to reimbursements under this Agreement will be in effect for the lesser of the time specified in this Agreement or ten years plus the lifetime of the Executive. Any taxable reimbursements or in-kind benefits shall be treated as not subject to Code Section 409A to the maximum extent provided by Treasury Regulations §1.409A-1(b)(9)(v) or otherwise under Code Section 409A.

(c) RELEASE. To the extent that Executive is required to execute and deliver a Release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided prior to the 55th day following the Executive’s Separation from Service, such 409A Payment will be provided upon the 55th day following Executive’s Separation from Service provided the Release in the form mutually agreed upon between Executive and the Company or in the form set forth in Exhibit B has been executed, delivered and effective prior to such time. To the extent a 409A Payment is made at a later time than otherwise would have been made under this Agreement because of the provisions of the preceding sentence of this Section 22(c), interest for the delay and the opportunity for Executive to pay for benefits in the interim with subsequent reimbursement from the Company shall be provided in a manner consistent with that set forth in Section 22(a). To the extent that Executive is required to execute and deliver a Release to receive a 409A Payment and this Agreement provides for such 409A Payment to be provided in accordance with Section 22(a), such 409A Payment will be provided as set forth in Section 22(a) provided the Release in the form mutually agreed upon between Executive and the Company or in the form set forth in Exhibit B has been executed, delivered and effective prior to such time. If a Release is required for a 409A Payment and such Release is not executed, delivered and effective by the date six months after the Executive’s Separation from Service if such 409A Payment is subject to the limitations set forth in Section 22(a) or the 55th day following Executive’s Separation from Service if such 409A Payment is not subject to the limitations set forth in Section 22(a), such 409A Payment shall not be provided to the Executive to the extent that providing such 409A Payment would cause such 409A Payment to fail to comply with Code Section 409A. To the extent that any payments or benefits under this Agreement are intended to be exempt from Code Section 409A as a short-term deferral pursuant to Treasury Regulations §1.409A-1(b)(4) or any successor thereto and require Executive to provide a Release to the Company to obtain such payments or benefits, any Release required for such payment or benefit must be provided in the form mutually agreed upon between Executive and the Company or in the form set forth in Exhibit B no later than March 7th of the calendar year following the calendar year of the Executive’s Separation from Service.
(d) NO ACCELERATION; SEPARATE PAYMENTS. No 409A Payment payable under this Agreement shall be subject to acceleration or to any change in the specified time or method of payment, except as otherwise provided under this Agreement and consistent with Code Section 409A. If under this Agreement, a 409A Payment is to be paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.
(e) COOPERATION. If any compensation or benefits provided by this Agreement may result in the application of Code Section 409A, the Company shall, in consultation with the Executive, modify the Agreement in the least restrictive manner necessary in order to exclude such compensation from the definition of “deferred of compensation” within the meaning of such Code Section 409A or in order to comply with the provisions of Code Section 409A and without any diminution in the value of the payments or benefits to the Executive. This Section 22 is not intended to impose any restrictions on payments or benefits to Executive other than those otherwise set forth in this Agreement or required for Executive not to incur additional tax under Code Section 409A and shall be interpreted and operated accordingly. The Company to the extent reasonably requested by Executive shall modify this Agreement to effectuate the intention set forth in the preceding sentence.

23. RECOUPMENT. Executive acknowledges that she will be subject to recoupment policies adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.
24. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
25. HEADINGS. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.
26. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

VENTAS, INC.
By:	/s/Jay M. Gellert
Jay M. Gellert, Director

/s/ Debra A. Cafaro
Executive

Exhibit A
VENTAS, INC.
RESTRICTED STOCK AGREEMENT
THIS RESTRICTED STOCK AGREEMENT (“Agreement”) is made and entered into as of the 22nd day of March, 2011, by and between VENTAS, INC., a Delaware corporation (the “Company”), and Debra A. Cafaro, an employee of the Company (“Employee”), pursuant to the Ventas, Inc. 2006 Incentive Plan (the “Plan”).
AGREEMENT:
The parties agree as follows:
1. Issuance of Common Stock. The Company shall cause to be issued to Employee one hundred fifty-two thousand nine hundred thirty-four (152,934) shares of Common Stock (the “Shares”). The certificates, if any, representing the Shares, together with a stock power duly endorsed in blank by Employee, shall be deposited with the Company to be held by it until the restrictions imposed upon the Shares by this Agreement have expired.
2. Vesting of Shares. If Employee has not forfeited any of the Shares, the restriction on the Transfer (as defined herein) of the Shares shall expire with respect to one-fifth of the Shares on March 22, 2012, shall expire with respect to an additional one-fifth of the Shares on March 22, 2013, shall expire with respect to an additional one-fifth of the Shares on March 22, 2014, shall expire with respect to an additional one-fifth of the Shares on March 22, 2015, and shall expire with respect to the balance of the Shares on March 22, 2016. Upon expiration of the restriction against Transfer of any of the Shares pursuant to this Section 2, the Shares shall vest. However, in the event of (A) the death or Disability of Employee or (B) termination of Employee’s employment by the Company without Cause or by Employee with Good Reason (as such terms are defined in Employee’s amended and restated employment agreement, dated as of March 22, 2011 (the “Employment Agreement”)), the Shares shall automatically vest and all restrictions on the Shares shall lapse. Notwithstanding the foregoing, all vested Shares shall remain subject to recoupment in accordance with Section 5 of this Agreement, to the extent, if any, that they are applicable to this Award.
3. Forfeiture of Shares. If Employee’s employment by the Company is terminated for any reason other than (A) death or Disability of Employee or (B) termination by the Company without Cause or by Employee with Good Reason (as such terms are defined in the Employment Agreement), all Shares which have not vested in accordance with Section 2 of this Agreement shall be forfeited and reconveyed to the Company by Employee without additional consideration, and Employee shall have no further rights with respect thereto. Notwithstanding termination pursuant to this Section 3, all vested Shares shall remain subject to recoupment in accordance with Section 5 of this Agreement.

4. Change in Control. Section 7.8 of the Plan shall not apply to the Shares and there shall be no automatic vesting of Shares or lapse of restriction on Transfer with respect to the Shares due solely to a Change in Control. Following a Change in Control, any unvested Shares (or any equity or cash award granted to Employee in replacement or substitution of such Shares) shall remain subject to the restriction on Transfer set forth herein and shall continue to vest in accordance with Section 2 of this Agreement.
5. Recoupment of Awards. All Shares, including Shares that have vested in accordance with Section 2 of this Agreement, shall be subject to the terms and conditions, if applicable, of any recoupment policy adopted by the Company pursuant to the requirements of Dodd-Frank Wall Street Reform and Consumer Protection Act or other law or the listing requirements of any national securities exchange on which the common stock of the Company is listed.
6. Restriction on Transfer of Shares. Employee shall not Transfer any of the Shares owned by Employee until such restriction on the Transfer of the Shares is removed pursuant to this Agreement. For purposes of this Agreement, the term “Transfer” shall mean any sale, exchange, assignment, gift, encumbrance, lien, transfer by bankruptcy or judicial order, transfer by operation of law and all other types of transfers and dispositions, whether direct or indirect, voluntary or involuntary.
7. Rights as Stockholder. Unless the Shares are forfeited, Employee shall be considered a stockholder of the Company with respect to all such Shares that have not been forfeited and shall have all rights appurtenant thereto, including the right to vote or consent to all matters that may be presented to the stockholders and to receive all dividends and other distributions paid on such Shares. If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the Shares with respect to which it was paid.
8. Restrictive Legend. Each certificate representing the Shares may bear the following legend:
The sale or other transfer of the shares represented by this Certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer (including conditions of forfeiture) as set forth in the Ventas, Inc. 2006 Incentive Plan and in the related Restricted Stock Agreement. A copy of the Plan and such Restricted Stock Agreement may be obtained from the Secretary of Ventas, Inc.
When the Shares have become vested, Employee shall have the right to have the preceding legend removed from the certificate representing such vested Shares.
9. Agreement Does Not Grant Employment Rights. The granting of Shares shall not be construed as granting to Employee any right to employment by the Company. The right of the Company to terminate Employee’s employment at any time, for any reason, with or without cause, is specifically reserved.

10. Section 83(b) Election Under the Code and Tax Withholding. If Employee timely elects, under Section 83(b) of the Code, to include the fair market value of the Shares on the date hereof in Employee’s gross income for the current taxable year, Employee agrees to give prompt written notice of such election to the Company. Employee hereby acknowledges that the Company will be obligated to withhold taxes for amounts whenever includable in Employee’s income (regardless of whether a Section 83(b) election is made) and hereby agrees to make whatever arrangements are necessary to enable the Company to withhold as required by law, including without limitation the right to deduct from payments of any kind otherwise due to Employee. Employee shall have the right to elect to satisfy, in whole or in part, Employee’s tax withholding obligations by having the Company withhold Shares.
11. Miscellaneous.
a. Incorporation of Plan. Except as specifically provided herein, this Agreement is and shall be in all respects subject to the terms and conditions of the Plan, a copy of which Employee acknowledges receiving prior to the execution hereof and the terms of which are incorporated by reference.
b. Captions. The captions and section headings used herein are for convenience only, shall not be deemed part of this Agreement and shall not in any way restrict or modify the context or substance of any section or paragraph of this Agreement.
c. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its conflict of laws rules.
d. Defined Terms. All capitalized terms not defined herein shall have the meanings set forth in the Plan, unless a different meaning is plainly required by the context.
IN WITNESS WHEREOF, the parties have executed this Agreement on and as of the date first above written.

VENTAS, INC.
By:
Jay M. Gellert, Director

Debra A. Cafaro

Exhibit B

General Release
This agreement, release and waiver (the “Agreement”), made as of the  _____ day of  _____,  _____  (the “Effective Date”), is made by and between Ventas, Inc. (together with all successors thereto, “Company”) and Debra A. Cafaro (“Executive”).
WHEREAS, the Executive and the Company have entered into an Amended and Restated Employment Agreement dated the 22nd day of March, 2011 (“Employment Agreement”);
NOW THEREFORE, in consideration for receiving benefits and severance under the Employment Agreement and in consideration of the representations, covenants and promises set forth in this Agreement, the parties agree as follows:
1. Release. Except with respect to the Company’s obligations under the Employment Agreement, the Executive, and Executive’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement, including but not limited to any and all such claims and demands directly or indirectly arising out of or in any way connected with the Executive’s employment with the Company; the Executive’s termination of employment with the Company; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity; claims pursuant to any federal, state, local law, statute, ordinance or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended; the federal Americans with Disabilities Act of 1990; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; harassment; emotional distress; or breach of the implied covenant of good faith and fair dealing. This Release does not apply to the payment of any benefits to which the Executive may be entitled under a Company sponsored tax qualified retirement or savings plan, nor to any rights of the Executive to indemnification under the Articles of Incorporation or by-laws of the Company or other agreement between Executive and the Company, nor to any rights of the Executive under any directors’ and officers’ liability insurance policy maintained by the Company.
2. No Inducement. Executive agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Executive is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.

B-1

3. Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Executive files a claim against the Company with respect to a claim released by Executive herein (other than a proceeding before the EEOC), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Severance Agreement until such claim is withdrawn by Executive.
4. Advice of Counsel; Time to Consider; Revocation. Executive acknowledges the following:
(a)	Executive has read this Agreement, and understands its legal and binding effect. Executive is acting voluntarily and of Executive’s own free will in executing this Agreement.

(b)	Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.

(c)	Executive was given at least 21 days to consider the terms of this Agreement before signing it.
Executive understands that, if Executive signs the Agreement, Executive may revoke it within seven days after signing it. Executive understands that this Agreement will not be effective until after the seven-day period has expired; provided, however, that if Executive shall revoke this Agreement, Executive shall be obligated to return to the Company all payments made to Executive pursuant to the Employment Agreement that were contingent upon the execution and delivery of this Agreement.
5. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
6. Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.
7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
8. Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.
9. Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of Delaware without regard to its choice of law principles.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

EXECUTIVE

DATE:

VENTAS, INC.

BY:

TITLE:

DATE:

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